Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter Ended March 31, 2012

Revenue Growth in Several Key Promoted Products and Lower SG&A Drive Growth in Adjusted Cash Net Income

DUBLIN, Ireland, May 4, 2012 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended March 31, 2012.

Total revenue in the quarter ended March 31, 2012 was $685 million, a decrease of $72 million, or 10%, compared to the quarter ended March 31, 2011. For the quarter ended March 31, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues of $86 million, due in large part to overall declines in the U.S. oral bisphosphonate market as well as the continued declines in ACTONEL rest of world (“ROW”) net sales following the 2010 loss of exclusivity in Western Europe. The decrease was offset, in part, by revenue growth in certain other products, primarily ASACOL, LO LOESTRIN FE, ESTRACE Cream and ATELVIA. Combined, net sales of these products increased $76 million, or 33%, compared to the prior year quarter.

We reported GAAP net income of $113 million, or $0.45 per diluted share, in the quarter ended March 31, 2012, compared with a net (loss) of $(24) million, or $(0.10) per diluted share, in the prior year quarter. Cash net income (or CNI, as defined below) for the quarter ended March 31, 2012 was $249 million, compared to $197 million in the prior year quarter. Adjusted CNI was $291 million in the quarter ended March 31, 2012, an increase of $25 million, or 9%, compared to adjusted CNI of $266 million in the prior year quarter. In computing adjusted CNI for the quarter ended March 31, 2012 we excluded $42 million of costs, net of tax, related to the restructuring of certain of our Western European operations. In computing adjusted CNI for the quarter ended March 31, 2011 we excluded $41 million of costs, net of tax, related to the restructuring of certain of our Western European operations and $28 million of charges in cost of sales related to the repurposing of our Manati manufacturing facility.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring and the repurposing of our Manati facility. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Strategic Initiatives

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations to move to a wholesale distribution model and minimize our operational costs in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The implementation of the restructuring plan impacts approximately 500 employees in total. In April 2011, we also announced a plan to repurpose our Manati manufacturing facility, which was completed in the year ended December 31, 2011.

In the quarters ended March 31, 2012 and 2011 we recorded costs of $50 million ($42 million, net of tax) and $43 million ($41 million, net of tax), respectively, as a result of the Western European restructuring, which were included as a component of restructuring costs in our condensed consolidated statement of operations. In addition, in the quarter ended March 31, 2011, we recorded $28 million of expenses related to the repurposing of our Manati facility ($28 million, net of tax), which were included as a component of cost of sales. In computing adjusted CNI for the quarters ended March 31, 2012 and 2011, we added back to CNI the after tax impact of the restructuring and repurposing costs. Although we do not expect to record any additional expenses relating to the Western European restructuring in future periods, as a result of the expected timing of the termination of employees, we anticipate recording approximately $10 million of pension-related curtailment gains as a component of restructuring costs throughout the remainder of 2012, which will be excluded in calculating adjusted CNI for the relevant periods.

Total aggregate pretax costs recorded in the years ended December 31, 2011 and 2012 as a result of the Western European restructuring and the Manati repurposing, including anticipated pension-related curtailment gains, are expected to be approximately $175 million.

Share Redemption Program

In November 2011, we announced that our Board of Directors authorized the redemption of up to an aggregate of $250 million of our ordinary shares (the “Redemption Program”). Pursuant to the Redemption Program, we recorded the redemption of 1.9 million ordinary shares in the quarter ended March 31, 2012 at an aggregate cost of $32 million in addition to the redemption of 3.7 million ordinary shares that we recorded in the quarter ended December 31, 2011 at an aggregate cost of $56 million. Following the settlement of such redemptions, we cancelled all shares redeemed. The Redemption Program does not obligate us to redeem any number of our ordinary shares or an aggregate of shares equal to the full $250 million authorization. The Redemption Program will terminate on the earlier of December 31, 2012 or the redemption by us of an aggregate of $250 million of our ordinary shares.

Refinancing of Senior Secured Indebtedness

In March 2011, we borrowed $3,000 million in aggregate term loan facilities under our new senior secured credit facilities (the “New Senior Secured Credit Facilities”) in connection with the refinancing of our prior senior secured indebtedness. The refinancing resulted in lower interest rates, which contributed to a decrease in our net interest expense in the quarter ended March 31, 2012 as compared to the prior year quarter.

Revenue

Total revenue in the quarter ended March 31, 2012 was $685 million, a decrease of $72 million, or 10%, compared to the same quarter in the prior year. For the quarter ended March 31, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues of $86 million, due in large part to overall declines in the U.S. oral bisphosphonate market as well as the continued declines in ACTONEL ROW net sales following the 2010 loss of exclusivity in Western Europe. The decrease was offset, in part, by revenue growth in certain other products, primarily ASACOL, LO LOESTRIN FE, ESTRACE Cream and ATELVIA. Period over period changes in the net sales of our products are a function of a number of factors, including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, transactions such as product acquisitions and dispositions also impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the U.S. Although these estimates provide a broad indication of market trends for our products in the U.S., the relationship between IMS estimates of filled prescriptions and actual unit sales can vary, and as a result, such estimates may not always be an accurate predictor of our unit sales.

Total ACTONEL revenues were $146 million in the quarter ended March 31, 2012, a decrease of $86 million, or 37%, compared to the prior year quarter. Total ACTONEL revenues were comprised of the following components:

	Quarter Ended March 31,		Increase (decrease)
(dollars in millions)	2012	2011	Dollars	Percent
United States	$76	$144	$(68)	(47)%
Non-U.S. North America	14	14	—	—%
ROW	41	52	(11)	(21)%

Total net sales	131	210	(79)	(38)%

ROW, other revenue	15	22	(7)	(32)%

Total ACTONEL revenues	$146	$232	$(86)	(37)%

In the United States, ACTONEL revenues decreased $68 million, or 47%, compared to the prior year quarter primarily due to a decrease in filled prescriptions of 39% and an increase in sales-related deductions offset, in part, by higher average selling prices as compared to the prior year quarter. In the U.S., ACTONEL filled prescriptions continue to decline due primarily to declines in prescriptions within the overall oral bisphosphonate market. ACTONEL net sales outside of North America, or ROW, were $41 million in the quarter ended March 31, 2012, down 21% from $52 million in the prior year quarter, due to the continued declines in ROW net sales following the 2010 loss of exclusivity in Western Europe. While we expect to continue to experience significant declines in total ACTONEL revenues throughout the remainder of 2012 relative to 2011, we expect revenues from our new product ATELVIA will grow and partially offset some of those declines in the U.S. market. ATELVIA, which we began to promote in the U.S. in early 2011, generated net sales of $16 million and $1 million in the quarters ended March 31, 2012 and 2011, respectively.

Net sales of our oral contraceptive products increased $5 million, or 4%, in the quarter ended March 31, 2012, compared with the prior year quarter. LOESTRIN 24 FE net sales were $108 million in the quarter ended March 31, 2012, a decrease of 9%, compared with $119 million in the prior year quarter. The decrease in LOESTRIN 24 FE net sales in the quarter ended March 31, 2012 as compared to the prior year quarter was primarily due to a decrease in filled prescriptions of 19% and an increase in sales-related deductions, offset, in part, by an expansion of pipeline inventories relative to the prior year period and higher average selling prices. LO LOESTRIN FE, which we began to promote in the U.S. in early 2011 and is currently the primary promotional focus of our sales efforts, generated net sales of $28 million and $8 million in the quarters ended March 31, 2012 and 2011, respectively, an increase of 250%.

Net sales of ESTRACE Cream in the quarter ended March 31, 2012 were $52 million, an increase of $17 million, or 49%, compared to the prior year quarter. The increase was primarily due to lower sales-related deductions, an increase in filled prescriptions of 16% and higher average selling prices.

Net sales of ASACOL were $211 million in the quarter ended March 31, 2012, an increase of 13%, compared with $187 million in the prior year quarter. ASACOL net sales in North America in the quarters ended March 31, 2012 and 2011 totaled $199 million and $178 million, respectively, including net sales in the U.S. of $193 million and $173 million, respectively. The increase in ASACOL net sales in the United States was primarily due to higher average selling prices and an expansion of pipeline inventories relative to the prior year quarter. ASACOL filled prescriptions decreased 4% in the quarter ended March 31, 2012 compared to the prior year quarter based on IMS estimates.

Net sales of DORYX in the quarter ended March 31, 2012 were $30 million, a decrease of $36 million, or 55%, compared to the prior year quarter. The decrease in DORYX net sales in the quarter ended March 31, 2012 relative to the prior year quarter was primarily due to an increase in sales-related deductions relating to changes made to the terms of our loyalty card program and other rebate programs as well as a decrease in filled prescriptions of 4%, offset, in part, by higher average selling prices and an expansion of pipeline inventories relative to the prior year quarter. We and Mayne Pharma International Pty. Ltd., who licenses the DORYX patent to us, previously filed infringement lawsuits against Impax Laboratories, Inc. (“Impax”) and Mylan Inc. (together with its affiliate Mylan Pharmaceuticals Inc., “Mylan”) arising from their respective Abbreviated New Drug Applications relating to DORYX 150 mg. A trial was held in early February 2012, and on April 30, 2012, the United States District Court for the District of New Jersey issued its opinion upholding the validity of the DORYX patent, but determining that neither Mylan’s nor Impax’s proposed generic version of DORYX 150 mg infringed the DORYX patent. As a consequence of the court’s ruling, we believe that Mylan has entered the market with its Food and Drug Administration (“FDA”) approved generic equivalent of DORYX 150 mg. We expect the loss of exclusivity for DORYX 150 mg to result in significant declines in our future DORYX revenues and have an adverse impact on our financial condition, results of operations and cash flows in subsequent periods. See our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 for further information with respect to our DORYX 150 mg intellectual property litigation.

Net sales of ENABLEX in the quarter ended March 31, 2012 were $44 million, a decrease of 2%, compared to $45 million in the prior year quarter. The decrease in net sales was primarily due to a decrease in filled prescriptions of 13% offset, in part, by higher average selling prices.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) in the quarter ended March 31, 2012 was $72 million, a decrease of $51 million, or 41%, compared with the prior year quarter. The quarter ended March 31, 2011 included $28 million in costs related to the repurposing of our Manati facility. Excluding the impact of the repurposing, our cost of sales as a percentage of total revenue decreased in the quarter ended March 31, 2012 relative to the prior year quarter from 13% to 11% primarily due to the mix of products sold as well as operational savings resulting from the Manati repurposing.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended March 31, 2012 were $198 million, a decrease of $55 million, or 22%, from $253 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended March 31, 2012 relative to the prior year quarter decreased $26 million, or 52%. The quarter ended March 31, 2011 included expenses attributable to the U.S. launches of LO LOESTRIN FE and ATELVIA, including direct-to-consumer spend, which were not incurred in the quarter ended March 31, 2012. Selling and distribution expenses for the quarter ended March 31, 2012 decreased $19 million, or 15%, compared to the prior year quarter. This decrease in the quarter ended March 31, 2012 relative to the prior year quarter was primarily due to a $9 million reduction in expenses resulting from operating savings realized as a result of the Western European restructuring and the expenses in the prior year quarter relating to the launches of LO LOESTRIN FE and ATELVIA. General, administrative and other (“G&A”) expenses in the quarter ended March 31, 2012 decreased $10 million, or 13%, as compared to the prior year quarter, primarily due to operating savings resulting from the Western European restructuring of $8 million and consulting and other professional fees relating to the Western European restructuring and the Manati repurposing incurred in the prior year quarter. We expect total SG&A expenses to continue to decline in the 2012 fiscal year relative to the 2011 fiscal year, due primarily to decreases in A&P and selling and distribution expenses in the U.S. and cost savings realized from the Western European restructuring.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended March 31, 2012 was $25 million, a decrease of $6 million, or 19%, as compared to the prior year quarter. Our R&D expenses consist of our internal development costs, fees paid to contract development groups and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the stage and timing of our R&D projects.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended March 31, 2012 and 2011 was $130 million and $148 million, respectively. Our amortization methodology is calculated on either an economic benefit model or a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. The economic benefit model is based on expected future cash flows and typically results in accelerated amortization for most of our products. We continuously review the remaining useful lives of our identified intangible assets based on each product family’s estimated future cash flows. In the event that we do not achieve the expected cash flows from any of our products or lose market exclusivity for any of our products as a result of the expiration of a patent, the expiration of FDA exclusivity or the launch of a competing generic product, we may accelerate amortization or record an impairment charge and write-down the value of the related intangible asset. As a result of the loss of exclusivity for DORYX 150 mg, we anticipate recording an impairment charge in the quarter ending June 30, 2012 in the range of $85 million to $103 million related to our DORYX intangible asset.

Net Interest Expense

Net interest expense for the quarter ended March 31, 2012 was $62 million, a decrease of $93 million, or 60%, from $155 million in the prior year quarter. Included in net interest expense in the quarter ended March 31, 2011 was $77 million relating to the write-off of deferred loan costs associated with optional prepayments of debt and the repayment of the outstanding balance of our prior senior secured credit facilities in March 2011. Included in net interest expense in the quarter ended March 31, 2012 was $7 million relating to the write-off of deferred loan costs associated with optional prepayments of $350 million of indebtedness under our New Senior Secured Credit Facilities. Excluding the write-off of deferred loan costs, net interest expense decreased $23 million in the quarter ended March 31, 2012 relative to the prior year quarter. The decrease was due in large part to a decrease in our average outstanding indebtedness relative to the same period in 2011, as well as reduced interest rates on our term loan indebtedness as a result of the March 2011 refinancing. The decrease in our average outstanding indebtedness was due to optional prepayments and repayments of debt made during 2011 and in the first quarter of 2012.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended March 31, 2012, we reported net income of $113 million, or $0.45 per diluted share, CNI of $249 million, and adjusted CNI of $291 million, or $1.16 per diluted share. Our earnings per share for the quarter was based on 251 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended March 31, 2012, the marginal tax rate associated with the amortization of intangible assets was 5.2% and the marginal tax rate for the amortization (including write-offs) of deferred loan costs was 4.9%. Adjusted CNI for the quarter ended March 31, 2012 represents CNI as further adjusted to exclude $42 million, net of tax, of restructuring costs related to the restructuring of certain of our Western European operations.

Liquidity, Balance Sheet and Cash Flows

As of March 31, 2012, our cash on hand was $422 million and our total outstanding debt was $3,488 million, which consisted of $2,230 million of term loan borrowings under our New Senior Secured Credit Facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $8 million of unamortized premium related to the 7.75% Notes. We generated $208 million of cash from operating activities in the quarter ended March 31, 2012, compared with $272 million of cash from operating activities in the prior year quarter, a decrease of $64 million. In the quarter ended March 31, 2012, we made optional debt prepayments in an aggregate amount of $350 million under our New Senior Secured Credit Facilities.

2012 Financial Guidance Update

Based on our first quarter results and the current outlook for the remainder of 2012, we are updating our guidance ranges for total revenue and GAAP net income as well as expected adjusted CNI and adjusted CNI per share, which now add back the after tax charges expected to be incurred in connection with our Western European restructuring charges, less pension-related curtailment gains, and the anticipated impairment of the DORYX intangible asset. We are also updating our expected number of fully-diluted ordinary shares outstanding used in calculating adjusted CNI per share as a result of the shares redeemed under the Redemption Program in the quarter ended March 31, 2012. For a complete overview of our updated full year 2012 guidance, please refer to the table at the last page of this press release.

Investor Conference Call

We are hosting a conference call open to all interested parties on Friday, May 4, 2012 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 585-8367 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode for the replay ID number is 71906299.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated Company with internal resources dedicated to the development, manufacturing and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2011, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring and the repurposing of our Manati facility. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters ended March 31, 2012 and 2011. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our New Senior Secured Credit Facilities.

Company Contact:	Emily Hill Investor Relations 973-907-7084 Emily.Hill@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011
REVENUE
Net sales	$669	$731
Other revenue	16	26

Total revenue	685	757

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization of intangible assets)	72	123
Selling, general and administrative	198	253
Restructuring costs	50	43
Research and development	25	31
Amortization of intangible assets	130	148
Interest expense, net	62	155

INCOME BEFORE TAXES	148	4
Provision for income taxes	35	28

NET INCOME / (LOSS)	$113	$(24)

Earnings / (loss) per share:
Basic	$0.45	$(0.10)
Diluted	$0.45	$(0.10)

RECONCILIATIONS:
GAAP Net income / (Loss)	$113	$(24)
+ Amortization of intangible assets, net of tax	124	140
+ Amortization of deferred loan costs, net of tax	12	81

CASH NET INCOME	$249	$197

Non-recurring, one-time charges included above:
+ Western European restructuring costs, net of tax	42	41
+ Charges relating to the Manati repurposing, net of tax	—	28

ADJUSTED CASH NET INCOME	$291	$266

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars)

(Unaudited)

	As of March 31, 2012	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$422	$616
Accounts receivable, net	264	266
Inventories, net	124	119
Prepaid expenses and other current assets	198	231

Total current assets	1,008	1,232

Other assets:
Property, plant and equipment, net	210	215
Intangible assets, net	2,290	2,420
Goodwill	1,029	1,029
Other non-current assets	123	134

TOTAL ASSETS	$4,660	$5,030

LIABILITIES
Current liabilities:
Accounts payable	$54	$54
Accrued expenses and other current liabilities	790	862
Current portion of long-term debt	139	185

Total current liabilities	983	1,101

Other liabilities:
Long-term debt, excluding current portion	3,349	3,678
Other non-current liabilities	159	182

Total liabilities	4,491	4,961

SHAREHOLDERS’ EQUITY	169	69

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,660	$5,030

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income / (loss)	$113	$(24)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	9	11
Write-down of property, plant and equipment	—	21
Amortization of intangible assets	130	148
Amortization of deferred loan costs	12	85
Stock-based compensation expense	6	6
Changes in assets and liabilities:
Decrease in accounts receivable, prepaid expenses and other current assets	20	53
(Increase) in inventories	(5)	(7)
(Decrease) in accounts payable, accrued expenses and other current liabilities	(85)	(54)
Increase in income taxes and other, net	8	33

Net cash provided by operating activities	208	272

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(6)	(12)

Net cash (used in) investing activities	(6)	(12)

CASH FLOWS FROM FINANCING ACTIVITIES
Term borrowings under New Senior Secured Credit Facilities	—	3,000
Payments for loan costs, including refinancing premium	—	(51)
Term repayments under Prior Senior Secured Credit Facilities	—	(3,419)
Term repayments under New Senior Secured Credit Facilities	(374)	—
Redemption of ordinary shares	(32)	—
Proceeds from the exercise of non-qualified options to purchase ordinary shares	6	2
Other	—	1

Net cash (used in) financing activities	(400)	(467)

Effect of exchange rates on cash and cash equivalents	4	6

Net (decrease) in cash and cash equivalents	(194)	(201)
Cash and cash equivalents, beginning of period	616	402

Cash and cash equivalents, end of period	$422	$201

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income / (Loss) to Adjusted EBITDA

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	March 31, 2012	March 31, 2011
RECONCILIATION TO ADJUSTED EBITDA:
Net income / (loss) - GAAP	$113	$(24)
+ Interest expense, as defined	62	155
+ Provision for income taxes	35	28
+ Non-cash stock-based compensation expense	6	6
+ Depreciation	9	11
+ Amortization of intangible assets	130	148
+ Restructuring costs	50	43
+ Write-down of property, plant and equipment	—	21
+ Other permitted add-backs	—	5

Adjusted EBITDA of WC plc, as defined	$405	$393

+ Expenses of WC plc and other	1	2

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$406	$395

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our New Senior Secured Credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended March 31,
	2012	2011
Women’s Healthcare:
Osteoporosis
ACTONEL(1)	$146	$232
ATELVIA	16	1

Total Osteoporosis	162	233

Oral Contraceptives
LOESTRIN 24 FE	108	119
LO LOESTRIN FE	28	8
Other Oral Contraceptives	6	10

Total Oral Contraceptives	142	137

Hormone Therapy
ESTRACE Cream	52	35
Other Hormone Therapy	14	14

Total Hormone Therapy	66	49

Other Women’s Healthcare Products	15	16

Total Women’s Healthcare	385	435

Gastroenterology:
ASACOL	211	187

Dermatology:
DORYX	30	66

Urology:
ENABLEX	44	45

Other:
Other products net sales	11	17
Contract manufacturing product sales	2	3
Other revenue(2)	2	4

Total Revenue	$685	$757

(1)	Includes “other revenue” of $15 million and $22 million for the quarters ended March 31, 2012 and 2011, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.
(2)	Excludes “other revenue” of $15 million and $22 million for the quarters ended March 31, 2012 and 2011, respectively, reported in our condensed consolidated statement of operations and disclosed pursuant to footnote (1) above.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011
A&P	$24	$50
Selling and Distribution	109	128
G&A	65	75

Total SG&A	$198	$253

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2012 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance January 2012	Current Guidance May 2012

Total Revenue	$2,500 to 2,600	$2,400 to 2,500	(1)
Gross Margin as a % of Total Revenue	87% to 88%	87% to 88%	(2)
Total SG&A Expense	$800 to 850	$800 to 850	(3)
Total R&D Expense	$110 to 130	$110 to 130
Total Income Tax Provision	12%-13% of Adjusted EBTA	12%-13% of Adjusted EBTA	(4)
GAAP Net Income	$397 to 422	$196 to 221
Adjusted CNI	$913 to 938	$828 to 853	(5)
Adjusted CNI per share	$3.60 to 3.70	$3.30 to 3.40	(5)(6)

1	The 2012 guidance assumes that generic equivalents of the Company’s ASACOL 400 mg and ESTRACE Cream products will not be approved and enter the U.S. market during 2012. Any change in such assumptions would be likely to negatively impact our revenues. The guidance does not account for the impact of future acquisitions, dispositions, partnerships, in-license transactions or any changes to the Company’s existing capital structure, partnerships or in-license transactions.
2	Gross margin percentage excludes the amortization and impairments of intangible assets.
3	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of the Company’s outstanding litigations.
4	The 2012 total income tax provision is estimated as a percentage of earnings before taxes and book amortization (EBTA).
5	A reconciliation of 2012 expected GAAP net income to expected adjusted CNI adds back the expected after tax impact of (i) the amortization of intangibles ($471 million) as well as the impairment of the DORYX intangible asset at the high end of our estimated range ($100 million), (ii) the impact of the amortization of deferred loan costs ($28 million) and (iii) the impact of the Western European restructuring costs less expected pension-related curtailment gains ($33 million).
6	Expected adjusted CNI per share is based on 251 million fully diluted ordinary shares. The 2012 calculation of fully diluted ordinary shares includes the impact of ordinary shares redeemed through March 31, 2012 under the Company’s previously announced $250 million Redemption Program. The 2012 calculation does not include the impact of any ordinary shares that may be redeemed after March 31, 2012 pursuant to the Redemption Program or otherwise.